For Immediate Release
Contact:	Alex Lombardo Investors (703) 573-9317	Jennifer Beranek Media (608) 661-4754

Great Wolf Resorts Reports First Quarter 2008 Results

Exceeds Consensus Analyst Estimates; Posts Same Store RevPAR Gains of 6.3 Percent

John Emery Announces Intention to Step Down as Chief Executive Officer

MADISON, Wis., May 6, 2008—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, today reported results for the first quarter ended March 31, 2008.

Highlights

•	Recorded Adjusted EBITDA of $19.4 million and Adjusted net income per share of $0.04 for the 2008 first quarter, exceeding consensus analyst estimates for both financial measures.

•	Produced eighth consecutive quarter of same store RevPAR improvement, with Great Wolf Lodge® brand first quarter same store RevPAR and Total RevPAR increases of 6.3 percent and 6.1 percent, respectively, compared to the same period in 2007.

•	Opened the 398-suite Great Wolf Lodge in Grand Mound, Wash., the company’s eleventh resort property and its first on the West Coast.

•	Closed a $63.9 million construction loan, expandable up to $79.9 million, for the company’s Concord, N.C. resort, and a $55.0 million mortgage loan on the Great Wolf Lodge – Williamsburg, providing liquidity to fund all current construction commitments.

•	Held the grand opening events for the 402-suite Great Wolf Lodge in Grapevine, Texas, which opened for business in December 2007, and a 9,000 square-foot, full-service conference facility built as an expansion of the Great Wolf Lodge in Traverse City, Mich.

Great Wolf Resorts reported a 2008 first quarter net loss of $(2.3) million, or $(0.08) per diluted share, compared to a net loss of $(2.0) million, or $(0.07) per diluted share in the 2007 first quarter. The company reported a 75 percent increase in 2008 first quarter Adjusted EBITDA to $19.4 million, compared to $11.1 million in the 2007 first quarter.

First Quarter Operating Results

“We had a strong first quarter,” said John Emery, chief executive officer. “Our results benefited somewhat from an earlier Easter holiday in 2008 as compared to 2007, compressing more of the traditional spring break holiday for families into the first quarter. We were encouraged by the continuing strength of our marketing programs for our resorts, as evidenced by outstanding same store revenue per available room (RevPAR) growth. RevPAR in the first quarter rose 6.3 percent over the same period a year earlier. This marks our eighth consecutive period of quarter-over-quarter RevPAR growth. We achieved Adjusted EBITDA of $19.4 million, an amount near the top end of our Adjusted EBITDA guidance, and exceeded consensus analyst estimates for the measure by approximately 10 percent.

“Overall, we did not see any significant decrease in demand or impact from the slowing national economy in the quarter,” continued Emery. “We believe our results reflect our guests’ perceptions of the value and quality of the Great Wolf Resorts experience. Our guests typically come from within a 180-mile radius of our resorts, so transportation costs to our properties are a lesser factor than for a longer-distance family vacation. We believe that rising transportation costs can help make closer-to-home family vacations, like those we offer, even more attractive.

“Our two newest resorts — Grapevine, Texas, which opened in December 2007, and Grand Mound, Wash., which opened in March of this year – have both performed exceedingly well in their first few months of operations,” he noted. “Through April 30, the Grapevine and Grand Mound resorts had 17% and 43%, respectively, more rooms sold or on the books than the average for our Williamsburg, Poconos and Mason resorts at the same time period following their respective openings. We believe these kinds of increases reflect the acceptance of our indoor waterpark, drive-to destination resort concept in these two new geographic regions of the U.S. for our company.

“During the first quarter, we added our newest proprietary amenity, gr8_space™, a 1,200 square-foot interactive family tech center, in existing space at the Williamsburg resort,” Emery said. “gr8_space, targeted primarily to teens, features multiple computer stations, family-friendly Internet access, docking stations for digital music players, karaoke, as well as multiple gaming stations. This amenity has proven so popular that we are evaluating the possibility of adding it to some of our other properties.”

Companywide, Great Wolf Resorts has added almost 60,000 square feet of meeting space at existing and new properties over the past four quarters, a 75 percent increase. “Group business fills in the typically slower mid-week period, and the new facilities have been well received by meeting planners,” Emery said. “They like our state-of-the-art meeting facilities and the total experience we offer. We look for continued strong growth in group bookings as these facilities ramp up and we expand our relationships with meeting planners.”

Emery said the ongoing difficulties in the U.S. automobile industry, a major employer in the upper Midwest, continue to put pressure on the company’s properties in that region, particularly the company’s Traverse City and Sandusky resorts. “These properties are holding their own, but we do not expect any meaningful growth until the economy begins to recover in that region.”

First quarter 2008 operating statistics for the company’s portfolio of Great Wolf Lodge resorts were as follows:

	Same Store Comparison (a)
	Q1	Q1
	2008	2007	Increase
			$		%

Occupancy	65.4%	65.2%		N/A	0.3%

ADR	$268.77	$253.47		$15.30	6.0%

RevPAR	$175.67	$165.28		$10.39	6.3%

Total RevPOR	$404.93	$382.62		$22.31	5.8%

Total RevPAR	$264.68	$249.49		$15.19	6.1%

(a)	Same store comparison includes only Great Wolf Lodge resorts that were open for all of both Q1 2008 and Q1 2007 (that is, the company’s Wisconsin Dells, Sandusky, Traverse City, Kansas City, Williamsburg, Pocono Mountains, Niagara Falls and Mason resorts).

First quarter 2008 operating statistics for the company’s portfolio of Great Wolf Lodge resorts that are consolidated for financial reporting purposes are as follows:

	Consolidated Resorts Comparison (a)
	Q1	Q1
	2008	2007	Increase (Decrease)
			$		%

Occupancy	64.9%	66.7%		N/A	(2.7)%

ADR	$293.21	$274.04		$19.17	7.0%

RevPAR	$190.44	$182.89		$7.55	4.1%

Total RevPOR	$440.78	$407.74		$33.04	8.1%

Total RevPAR	$286.28	$272.12		$14.16	5.2%

(a)	Consolidated resorts comparison includes only Great Wolf Lodge resorts that the company consolidates for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains, Mason and Grapevine resorts).

The consolidated resorts comparison above includes the effect of the ramp-up of the company’s Grapevine resort that opened in December 2007.

Construction Update

The company remains on schedule for a Spring 2009 opening of the 402-suite Great Wolf Lodge resort in Concord, N.C., near Charlotte. “The Concord property’s highly visible roadside location, and its close proximity to attractions such as the Lowes Motor Speedway, Concord Mills Mall and Bass Pro Shops, offers great growth potential,” Emery noted. “NASCAR affiliated events in the area generate a significant amount of meeting business, and we already are building strong relationships in the Concord area with the local visitor’s bureau. We will be able to handle small- to mid-sized groups of as many as 300 people,” he said.

A 203-suite addition and a 20,000 square-foot meeting facility expansion at the company’s Grapevine resort is approximately 25 percent complete and the first phase of the expansion is projected to open in late 2008 and the entire expansion to be completed in the first quarter of 2009. “We have been pleased with the performance of this property since we opened the initial 402-suite resort in late 2007, and we are looking forward to providing our Great Wolf Lodge experience to a greater group of leisure and business guests when we finish the expansion,” Emery noted.

Development Update

“In the current environment, we remain cautious in the pace of and allocation of our equity capital to new development projects,” Emery commented. “As we have mentioned in the past, we remain focused on possible opportunities for joint venture or licensing arrangements for many of our new potential development projects.”

The company remains in active negotiations and planning with three projects currently under letters of intent: a Great Wolf Lodge resort at the Mall of America®, in Bloomington, Minn.; a joint venture with the Mashantucket Pequot Tribal Nation to develop a Great Wolf Lodge resort of up to 700 suites on tribal-owned land near its southeast Connecticut reservation and Foxwoods Resort Casino; and a Great Wolf Lodge resort on the shores of Lake Lanier, near Atlanta, Ga. “We continue to make progress on these complex projects, but remain in the early stages,” Emery noted. “With many factors in play, we cannot predict with any accuracy the timing of construction for these potential projects. We will continue, however, to lay the groundwork to move forward and execute these projects, as well as other potential opportunities, when underlying business factors dictate. We are not committed, however, to moving forward on any of these projects in a set time frame, so we have the flexibility to accommodate our plans for growth based on conditions in the capital markets and economy.”

The company’s U.S. development focus is primarily on the East and West Coasts in markets near large population centers. The company is exploring international development opportunities in Canada, Europe and Asia, primarily in licensing and possible management arrangements.

Capital Structure and Liquidity

In February 2008, the company closed on a $55.0 million mortgage loan secured by its Great Wolf Lodge resort in Williamsburg. The loan has a one-year term and bears interest at a floating rate of LIBOR plus 300 basis points, with a minimum rate of 6.50 percent per annum.

In April 2008, the company closed on a $63.9 million, expandable up to $79.9 million, four-year construction loan for its Concord, N.C. resort. The facility bears interest during the construction period at a floating annual rate of LIBOR plus 345 basis points, with a minimum rate of 6.50 percent per annum. “We believe that this loan, along with cash on hand and projected free cash flow over the next year, provides sufficient liquidity to take us through construction and stabilization of the property,” said James A. Calder, chief financial officer.

“We believe these transactions clearly demonstrate that lenders continue to find Great Wolf Resorts an attractive underwriting opportunity, especially in this difficult credit environment,” Calder added. “We think our ability to successfully finance our projects is a testament to the strength of our Great Wolf Lodge brand and our company. We now have all the necessary financing in place to complete our current development activity. We also are continuing to look at joint ventures and licensing/management arrangements as avenues for growth that would not require as much capital from us as our historic developments. Additionally, we will continue to explore opportunities to further increase our liquidity through borrowings on our unlevered or lower-levered assets, while maintaining a prudently leveraged balance sheet.”

Key Financial Data

As of March 31, 2008, Great Wolf Resorts had:

•	Total cash, cash equivalents and restricted cash of $62.8 million

•	Total secured debt of $382.7 million.

•	Total unsecured debt of $80.5 million.

•	Weighted average cost of total debt of 6.7 percent.

•	Weighted average debt maturity of 7.6 years.

•	Total construction in progress for consolidated resorts and other projects currently under construction but not yet opened of $40.7 million

Outlook and Guidance

“We have been pleased with our system wide booking patterns in the second quarter to date,” Emery said. “Through early May, our same store number of rooms sold or on the books for the second quarter of 2008 had increased approximately seven percent over 2007. Our preliminary indications are that our overall performance is on-track to meet our internal expectations in the second quarter, and we have not yet seen any significant indications that the slowing economy is impacting our booking patterns.”

The company provides the following outlook and earnings guidance for the second quarter and full-year 2008 (amounts in thousands, except per share data). The outlook and earnings guidance information is based on the company’s current assessment of business conditions, including consumer demand and discretionary spending trends, as of late April 2008. The second quarter guidance also incorporates the impact of the shift in the Easter holiday from the second quarter last year to the first quarter this year. As in the past, the company does not anticipate updating its guidance again until next quarter’s earnings release. The company may, however, update any portion of its business outlook at any time as conditions dictate:

	Q2	2008	Full year 2008
	Low	High	Low	High
Net income (loss)	$(6,120)	$(4,920)	$(18,720)	$(13,920)

Net income (loss) per diluted share	$(0.20)	$(0.16)	$(0.61)	$(0.45)

Adjusted EBITDA (a)	$12,500	$14,500	$62,000	$70,000

Adjusted net income (loss) (a)	$(5,160)	$(3,960)	$(12,135)	$(7,335)

Adjusted net income (loss) per diluted share	$ (0.17)	$ (0.13)	$ (0.39)	$ (0.24)

(a)	For reconciliations of Adjusted EBITDA and Adjusted net income (loss), see tables accompanying this press release.

Net income (loss), net income (loss) per diluted share, adjusted net income (loss), and adjusted net income (loss) per diluted share for 2008 are significantly affected by increases in depreciation and amortization and interest expense, primarily for our newly-opened and/or expanded properties.

Adjusted EBITDA and Adjusted net income are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and Adjusted net income are provided in the tables of this press release.

CEO Transition

Great Wolf Resorts also reported that John Emery has announced his intention to step down as chief executive officer and a director of the company. Mr. Emery is leaving the company to pursue an opportunity in the private equity sector which will allow him to spend the majority of his time at his home in Virginia after more than four years of weekly commuting between Virginia and the company’s headquarters in Madison, Wisconsin. “With the company’s continued strong operating results and the recent successful resort openings, I am comfortable choosing this time to make my transition,” Emery said. “We have a strong management team in place, headed up by Kim Schaefer, our chief operating officer; Jim Calder, our chief financial officer; and Hernan Martinez, our president of development.” Mr. Emery will be available to assist the company as necessary during the transition of his responsibilities.

As a result of Mr. Emery’s decision, the Board of Directors will appoint Randy Churchey, a director of the company, as interim chief executive officer. Commenting on both developments, Chairman of the Board Joe Vittoria stated, “We thank John for his more than four years of leadership and service to the company and wish him the best of luck in all his future endeavors. Randy has been a director of the company since our IPO in 2004 and has extensive public company experience, formerly serving as president and chief executive officer of RFS Hotel Investors, Inc. We believe Randy will provide solid leadership on an interim basis as we begin our search for a permanent chief executive officer.”

Great Wolf Resorts will hold a conference call to discuss its 2008 first quarter results today, May 6, at 10 a.m. Eastern Time. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the company’s Web site, www.greatwolf.com, or www.streetevents.com, or may call (800) 257-6607, reference number 11113052. A recording of the call will be available by telephone until midnight on Tuesday, May 13, 2008, by dialing (800) 405-2236, reference number 11113052. A replay of the conference call will be posted on the company’s Web site through June 6, 2008.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the company’s historical or future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted net income (loss). The following discussion defines these terms and presents the reasons the company believes they are useful measures of its performance.

Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee compensation, (e) costs associated with early extinguishment of debt or postponement of debt offerings, (f) opening costs of resorts under development, (g) equity in earnings (loss) of affiliates, (h) loss on disposition of assets, (i) other unusual or non-recurring items, and (j) minority interests. The company defines Adjusted net income (loss) as net income (loss) without the effects of (a) non-cash employee compensation, (b) costs associated with early extinguishment of debt or postponement of debt offerings, (c) opening costs of resorts under development (including costs incurred by unconsolidated joint ventures), (d) loss on disposition of assets, (e) other unusual or non-recurring items, and (f) the effect of non-normalized income tax expense.

Adjusted EBITDA and Adjusted net income (loss) as calculated by the company are not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the company’s cash flow needs, and (c)

should not be considered as an alternative to net income, operating income, cash flows from operating activities or the company’s other financial information as determined under GAAP. Also, Adjusted net income does not represent net income as defined by GAAP.

Management believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the company’s operating performance.

Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.

Similarly, management believes Adjusted net income (loss) is a useful performance measure because certain items included in the calculation of net income may either mask or exaggerate trends in the company’s ongoing operating performance. Furthermore, performance measures that include these types of items may not be indicative of the continuing performance of the company’s underlying business. Therefore, the company presents Adjusted EBITDA and Adjusted net income (loss) because they may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the company’s ongoing operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Great Wolf Resorts’ future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the company’s ability to manage growth, including the expansion of the company’s infrastructure and systems necessary to support growth, the company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets as a result of the subprime loan crisis, potential accidents or injuries at its resorts, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, the company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Great Wolf Resorts or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company and owns and/or manages Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; and

Grapevine, Texas; and Grand Mound, Wash. and Blue Harbor Resort & Conference Center in Sheboygan, Wis. A Great Wolf Lodge currently is under construction in Concord, N.C. and a 203-suite expansion is under construction at the company’s Grapevine resort.

The company’s resorts are family-oriented destination facilities that generally feature 300 to 400 rooms and a large indoor entertainment area measuring 40,000 to 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness centers, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Rooms	$38,866	$28,872
Food and beverage	10,428	7,790
Other hotel operations	9,570	6,984
Management and other fees	1,861	1,778

	60,725	45,424
Other revenue from managed properties	3,483	3,035

Total revenues	64,208	48,459
Operating expenses:
Resort departmental expenses	20,417	16,520
Selling, general and administrative	13,398	12,922
Property operating costs	8,249	5,554
Opening costs for resorts under development	3,580	2,329
Loss on sale of property	—	200
Depreciation and amortization	11,019	8,644
	56,663	46,169
Other expenses from managed properties	3,483	3,035

Total operating expenses	60,146	49,204
Operating income (loss)	4,062	(745)
Investment income	(451)	—
Interest income	(490)	(1,155)
Interest expense	6,907	3,693

Loss before minority interests, equity in loss of unconsolidated related
parties and income taxes	(1,904)	(3,283)
Income tax benefit	(805)	(1,026)
Minority interests, net of tax	—	(316)
Equity in loss of unconsolidated related parties, net of tax	1,228	64

Net loss	$(2,327)	$(2,005)

Net loss per share:
Basic	$(0.08)	$(0.07)
Diluted	$(0.08)	$(0.07)
Weighted average common shares outstanding:
Basic	30,665	30,426
Diluted	30,665	30,426

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(in thousands, except per share amounts)
	Three Months Ended
	March 31,	Three Months Ended
	2008	March 31, 2007
Net loss	$(2,327)	$(2,005)
Adjustments:
Opening costs for resorts under development	3,580	2,329
Non-cash employee compensation	82	629
Loss on sale of property	—	200
Depreciation and amortization	11,019	8,644
Interest expense, net	6,417	2,538
Minority interest expense, net of tax	—	(316)
Environmental liability costs	206	—
Equity in loss of unconsolidated related parties, net of tax	1,228	64
Income tax benefit	(805)	(1,026)

Adjusted EBITDA (1)	$19,400	$11,057

Net loss	$(2,327)	$(2,005)
Adjustments to net loss:
Opening costs for resorts under development	3,580	2,329
Non-cash employee compensation	82	629
Debt-related costs	718	—
Loss on sale of property	—	200
Equity in loss of unconsolidated related parties (2)	1,522	—
Environmental liability costs	206	—
Income tax rate adjustment (3)	(2,535)	(1,155)

Adjusted net income (loss) (1)	$1,246	$(2)

Adjusted net income (loss) per share:
Basic	$0.04	$(0.00)
Diluted	$0.04	$(0.00)
Weighted average shares outstanding:
Basic	30,665	30,426
Diluted	30,665	30,426

Great Wolf Resorts, Inc.
Operating Statistics - Great Wolf Lodge Resorts
	Three Months Ended March 31,
	2008	2007
Great Wolf Lodge Properties — All
Occupancy	64.8%	65.2%
ADR	$273.59	$253.47
RevPAR	$177.29	$165.28
Total RevPOR	$416.59	$382.62
Total RevPAR	$269.95	$249.49
Great Wolf Lodge Properties — Same Store (4)
Occupancy	65.4%	65.2%
ADR	$268.77	$253.47
RevPAR	$175.67	$165.28
Total RevPOR	$404.93	$382.62
Total RevPAR	$264.68	$249.49
Great Wolf Lodge Properties — Consolidated (5)
Occupancy	64.9%	66.7%
ADR	$293.21	$274.04
RevPAR	$190.44	$182.89
Total RevPOR	$440.78	$407.74
Total RevPAR	$286.28	$272.12
The company defines its operating statistics as follows:
Occupancy is calculated by dividing total occupied rooms by total available rooms.
Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (6)
(in thousands, except per share amounts)
	Three Months Ending	Year Ending December
	June 30, 2008	31, 2008
Net loss	$(5,520)	$(16,320)
Adjustments:
Interest expense, net	6,950	26,000
Income tax benefit	(3,680)	(10,880)
Depreciation and amortization	12,000	50,050
Non-cash employee compensation	600	1,900
Environmental liability costs	—	250
Equity in loss in unconsolidated affiliates	2,150	8,900
Opening costs of resorts under development	1,000	6,100

Adjusted EBITDA (1)	$13,500	$66,000

Net loss	$(5,520)	$(16,320)
Adjustments to net loss:
Non-cash employee compensation	600	1,900
Environmental liability costs	—	250
Opening costs of resorts under development	1,000	6,100
Debt-related costs	—	720
Equity in loss of unconsolidated affiliate (2)	—	1,525
Income tax rate adjustment (3)	(640)	(3,910)

Adjusted net income (loss) (1)	$(4,560)	$(9,735)

Net loss per share:
Basic	$(0.18)	$(0.53)
Diluted	$(0.18)	$(0.53)
Adjusted net income (loss) per share:
Basic	$(0.15)	$(0.32)
Diluted	$(0.15)	$(0.32)
Weighted average shares outstanding:
Basic	30,750	30,800
Diluted	30,750	30,800